Exhibit 99.1

Sun Hydraulics’ Board of Directors Declares One-Time $0.50 Dividend

SARASOTA, FL—(Marketwire - October 28, 2010) - Sun Hydraulics Corporation (NASDAQ: SNHY) has announced that the Company’s Board of Directors has elected to issue a $0.50 per share dividend to shareholders. The dividend is payable on November 30, 2010 to shareholders of record as of November 15, 2010. The special dividend totals approximately $8.5 million.

Commenting on the Board’s dividend declaration, Sun’s president and CEO Allen Carlson said, “Sun’s strong financial position and ability to generate cash allows us to reward our shareholders with this one-time special dividend. In our consideration of the timing of this declaration, the Board took into account potential upcoming changes in dividend tax rates.”

Sun Hydraulics advises all shareholders to familiarize themselves with rules regarding dividends, payment dates and ex-dividend dates. See the following website for more information http://www.sec.gov/answers/dividen.htm.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

Contact:

Richard K. Arter

Investor Relations

941-362-1200

Tricia Fulton

Chief Financial Officer

941-362-1200